BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants	925 West Georgia Street
Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Golden Queen Mining Co. Ltd.
Vancouver, Canada

We hereby consent to the use in the Prospectus constituting a part of this Form SB-2 Registration Statement of our report dated March 10, 2006 relating to the consolidated financial statements of Golden Queen Mining Co. Ltd. (an exploration stage company; the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP
BDO DUNWOODY LLP
Chartered Accountants

Vancouver, Canada
May 11, 2006